Exhibit 99.1

Investors:	David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033

Press:	Michael Oldenburg, michael.oldenburg@autodesk.com, 415-547-2439

Autodesk Announces Appointment of Lorrie M. Norrington to Board of Directors

SAN FRANCISCO, March 25, 2011 — Autodesk, Inc. (NASDAQ: ADSK), a leader in 3D design, engineering and entertainment software, announced that Lorrie M. Norrington has been appointed to Autodesk’s board of directors.

“I’m pleased to welcome Lorrie Norrington to our board of directors and look forward to her contributions to the company,” said Carl Bass, president and chief executive officer of Autodesk. “Lorrie’s broad business experience as well as her impressive e-commerce pedigree will be a benefit to the company. Her experience guiding and growing global businesses also makes her a great choice for Autodesk’s board.”

Norrington has more than 30 years of operating experience in technology, software and Internet businesses. She served as an executive at eBay Inc., the world’s largest Internet marketplace, for five years and most recently held the role of president of eBay Marketplace, where she led all eBay businesses globally. Prior to joining eBay, Norrington served as president and CEO of Shopping.com, Inc., and as executive vice president in the office of the CEO of Intuit Inc. She previously served in a variety of executive positions at General Electric Corporation over a 20-year period, working in a broad range of industries and businesses. Norrington currently serves on the board of DIRECTV and served on the board of security software specialist McAfee, Inc., until its acquisition by Intel in February 2011.

About Autodesk

Autodesk, Inc., is a leader in 3D design, engineering and entertainment software. Customers across the manufacturing, architecture, building, construction, and media and entertainment industries — including the last 16 Academy Award winners for Best Visual Effects — use Autodesk software to design, visualize and simulate their ideas. Since its introduction of AutoCAD software in 1982, Autodesk continues to develop the broadest portfolio of state-of-the-art software for global markets. For additional information about Autodesk, visit www.autodesk.com.

Autodesk and AutoCAD are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. Academy Award is a registered trademark of the Academy of Motion Picture Arts and Sciences. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2011 Autodesk, Inc. All rights reserved.